Exhibit 99.(p)(33)

CODE OF ETHICS POLICY And procedures

(as of April 2017)

I.	Statement of Policy

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. Tremblant has a fiduciary duty to its clients to act solely for their benefit. All personnel of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. The Adviser and its personnel may effect transactions for their own accounts in the same securities purchased and sold for the accounts of the Adviser’s clients. To ensure that trading by the Adviser’s personnel is conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, the Adviser has adopted this code of ethics (the “Code of Ethics”). (Rule 204A-1). The Code of Ethics contains provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

Tremblant employees are expected to abide by the highest standards of ethical conduct in their relationships with each other, Tremblant investors, clients, competitors and members of the public. If an employee perceives lapses in those standards, the employee is expected to report them to the Compliance Officer. The Compliance Officer will respond appropriately to employee concerns about possible violations of laws, rules and regulations.

The Code of Ethics cannot address every circumstance that may give rise to a conflict, a potential conflict or even an appearance of a conflict of interest. Therefore, every employee is expected to conduct himself or herself with good judgment by bringing concerns to the attention of the Compliance Officer, as well as being alert to any actual or potential conflicts of interest with clients, including appearances thereof. Violations of this Code of Ethics must be reported to the Compliance Officer promptly.

ANY EMPLOYEE WHO VIOLATES THIS CODE OF ETHICS WILL BE SUBJECT TO DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION FROM TREMBLANT.

II.	Definitions

A.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

B.	“Beneficial Ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

C.	“Personal Account” means any brokerage account in which a TCG Employee has any Beneficial Ownership, which includes accounts: (i) held personally by a TCG Employee, (ii) for a TCG Employee’s spouse or significant other, (iii) for a TCG Employee’s minor child or grandchild, (iv) for any other family member who resides with the TCG Employee or whose account is managed or influenced directly or indirectly by the TCG Employee, or (v) any entity in which a TCG Employee, or any person specified in clauses (i) through (iv) above, has a 25% or greater beneficial interest, exercises direct or indirect influence or control (such as a pension account, trust or estate, a partnership or limited liability company of which the person is a partner, a corporation in which the person has a material beneficial interest and any account in the name of another person that is financed by the member or employee), acts as financial advisor or has trading authority; except that Personal Accounts do not include investment advisory client accounts (“Client Accounts”).

D.	“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any exchange-traded fund (“ETF”), derivative, commodities, options, futures or forward contracts relating thereto, except that it does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by registered open-end funds other than ETFs and other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

E.	“Short Sale” means the sale of securities that the seller does not own.

III.	Restrictions on Personal Investing Activities

A.	General

It is the responsibility of each TCG Employee to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for TCG Employees may be effected only in accordance with the provisions of the Code of Ethics.

B.	Preclearance of Transactions in Personal Account

Tremblant utilizes an online compliance management system called MyComplianceOffice (“MCO”). Employees must log into the MyComplianceOffice (MCO) website (https://www.mycomplianceoffice.com/) to submit a Trade Pre-Clearance Request online.

Tremblant’s Personal Trading Policies permit TCG Employees to maintain Personal Accounts subject to the following conditions.

1.	Each Personal Account that is eligible to hold a Reportable Security must be disclosed to Legal and Compliance and approved in advance by Legal and Compliance prior to the conduct of any trading activity in the account (See Section V “Reporting” below).

2.	All Reportable Securities transactions must be approved by using the Trade Pre-Clearance Request tab found in MCO. For the avoidance of doubt, securities offered through initial public offerings are Reportable Securities and subject to the Personal Trading Policies.

3.	Approvals for Personal Account transactions are only valid for the trading day in which received.

4.	Single-name options with an expiration date less than 30 days from the trading date require written substantiation from the TCG Employee, which may be included on the MCO Trade Pre-Clearance Request screen.

Trade Pre-Clearance Requests are emailed to the Trading Desk, who will review the information in MCO and reference the Reportable Securities requested against securities that are “Actively” being transacted for or held in a Client Account. Such information shall be noted on the MCO Trade Pre-Clearance Request Form by the Trading Desk. “Actively” trading is defined as those trades that the Trading Desk has a broker currently being executed in the market.

Once the Trade Pre-Clearance Request Form has been reviewed by the Trading Desk, the Legal team will receive an email indicating that there is a Trade Request that needs to be reviewed. Applicable Approval Personnel (as described below) will review the Trade Pre-Clearance Request Form and determine whether to approve the request based on a determination of, among other things, whether the transaction would be adverse to the best interests of Tremblant’s Client Accounts. This determination will include an analysis of whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the TCG Employee by virtue of his or her position with Tremblant.

The Trade Pre-Clearance Request Form must be reviewed by the Trading Desk, followed by Legal/ Compliance, and then the CEO (collectively, the “Approval Personnel”). Approval Personnel may not approve their own Pre-Trade Authorization Forms. For example, the CEO’s personal trading requests may only be approved by the Compliance Officer or his designee, CFO, or COO (two of the three are necessary).

There are several exceptions to the general rule, which, in all cases are subject to increased scrutiny by the Approval Personnel and, therefore, are more likely to be delayed or denied. Certain exceptions are listed below.

•	In the event of a request for a Personal Account transaction in Reportable Securities that are also held in a Client Account and are actively trading or trading is imminent, generally, approval will only be granted after Active trading ceases in Client Account, at which time the general rule above would apply.

•	In the event of a request for a Personal Account transaction in Reportable Securities that are contrary to the economic interests of a Client Account, generally, approval will not be granted; provided that ETFs and futures may not be subject to this exception.

•	In the event of a request for a Personal Account liquidation of Reportable Securities held for less than 60 days, generally, approval will not be granted.

The approval or denial of a Trade Pre-Clearance Request may be subject to such conditions and limitations as Approval Personnel consider applicable in their sole discretion. Exceptions to the restrictions described above may be granted by the CEO and the Compliance Officer or the COO in the case of extenuating or unusual circumstances. Written explanations for any such exceptions will be maintained by Legal and Compliance.

C.	Prohibitions on Trading in Securities on the Restricted Securities List

A TCG Employee may not execute any personal securities transaction of any kind (including Short Sales) in any securities that are on the Adviser’s Restricted Securities List.

D.	Initial Public Offerings

A TCG Employee may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer through the MCO platform.

E.	Private Placements and Investment Opportunities of Limited Availability

A TCG Employee may not transact in any private placement of securities (such as interests in private companies or investments in private investment funds, including hedge and private equity funds) or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval utilizing the form set forth in Appendix B, which is found on the MCO website. After completion by the respective TCG Employee, the online form will be automatically submitted to the Compliance Officer for approval. Employees who acquired private securities prior to joining Tremblant are required to disclose that investment in their initial compliance package. If, in the future, Tremblant were to consider a transaction involving or affecting the private issuer, directly or indirectly, the affected employee, if a TCG Employee, would either be recused from the investment decision or, the fiduciary decision may be subject to an independent review by investment personnel with no personal interest in the transaction The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the TCG Employee by virtue of his or her position with the Adviser.

F.	Service on Boards of Directors; Other Business Activities

A TCG Employee shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the TCG Employee has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. The Compliance Officer shall maintain all Outside Business Activities Request forms. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client Account. At the time a TCG Employee submits the initial holdings report in accordance with this Code of Ethics, the TCG Employee will submit to the Compliance Officer a description of any business activities in which the TCG Employee has a significant role. A form of report on Outside Business Activities is attached in Appendix B, which is found on the MCO website. Any outside business activities of a TCG Employee must be approved by the Compliance Officer.

G.	Short Term Trading

The Adviser believes that short term personal trading by its TCG Employees can raise compliance and conflicts issues. Accordingly, TCG Employees will generally not be approved to initiate a personal securities transaction and liquidate such transaction (with respect to the securities initiated) within 60 days. For clarification purposes, if an employee purchases 100 shares of Company X on January 1 and purchases an additional 100 shares of Company X on February 1, such employee may sell up to 100 shares of Company X on March 1 and all shares on April 1.

H.	Management of Non-Adviser Accounts

TCG Employees are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties.

IV.	Exceptions from Preclearance Provisions

This section sets forth exceptions from the preclearance requirements. The reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements set forth in Section IV:

A.	Purchases or sales that are non-volitional on the part of the TCG Employee such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

B.	Purchases or sales pursuant to an Automatic Investment Plan; and

C.	With respect to Personal Accounts that are eligible to hold Reportable Securities, transactions in securities that are not Reportable Securities.

D.	Transactions in certain Personal Accounts in which a TCG Employee has no discretion to direct transactions in Reportable Securities, subject to the approval of the Compliance Officer. In such case, the TCG Employee will be required to execute written certifications to such effect.

V.	Reporting

A.	Account Statements to Adviser

All TCG Employees must direct their brokers or custodians or any persons managing the TCG Employee's Personal Account in which any Reportable Securities are eligible to be held to supply the Compliance Officer with the TCG Employee’s monthly and quarterly brokerage statements at least quarterly. With respect to Personal Accounts that are ineligible to hold Reportable Securities (i.e., certain 529 Plan Accounts, IRA accounts, or other mutual-fund only accounts), account statements are not required to be provided to the Adviser.

B.	New Personal Accounts

Each TCG Employee must notify the Compliance Officer promptly if the TCG Employee opens any new Personal Account in which any Reportable Securities may be held with a broker or custodian or moves an existing Personal Account to a different broker or custodian.

C.	Disclosure of Securities Holdings

All TCG Employees will, within 10 days after commencement of employment with the Adviser, execute the Acknowledgment and Initial and Annual Brokerage Certification attached in Appendix A which is found on the MCO website, and return it to the Compliance Officer along with:

a.	a list of (or the statements from) all Personal Accounts in which the TCG Employee has any beneficial ownership and the Reportable Securities contained therein, including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the TCG Employee has any beneficial ownership.

b.	The report must be dated the day the TCG Employee submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a TCG Employee of the Adviser. TCG Employees will annually submit to the Compliance Officer an updated certification, which must be current as of a date no more than 45 days prior to the date the report was submitted.

D.	Certifications

Upon commencing as an employee with Tremblant and on an annual basis thereafter, all TCG Employees are required to execute the Acknowledgment and Initial and Annual Brokerage Certification attached in Appendix A, which is found on the MCO website.

VI.	Recordkeeping

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all brokerage statements and reports of TCG Employees, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics. All brokerage statements and preclearance forms of TCG Employees may be kept in physical form or electronically in a computer database.

Pursuant to Rule 204A-1, the Adviser will maintain a list of all current access persons (which includes all TCG Employees) of the Adviser and for the last five (5) years or since the Adviser became registered.

VII.	Oversight of Code of Ethics

A.	Acknowledgment

The Compliance Officer will distribute a copy of the Code of Ethics to all TCG Employees when they become employed and upon any material amendment thereafter. All TCG Employees are required annually to affirm their compliance with this Code of Ethics by signing the annual certification attached in Appendix A, which is found on the MCO website.

B.	Review of Transactions

Each TCG Employee's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any TCG Employee transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.

C.	Sanctions

Adviser’s management, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

D.	ADV Disclosure

The Compliance Officer will ensure that the Brochure describes the Code of Ethics on Schedule F of Part 2 and (2) offers to provide (or provides) a copy of the Code of Ethics to any client or prospective client upon request.

VIII.	Confidentiality

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.